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                                                                   Exhibit 3.1

                           FOURTH AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                           STRATEGIC DIAGNOSTICS INC.


                                   ARTICLE I
                                      NAME

         The name of the Corporation is Strategic Diagnostics Inc.

                                   ARTICLE II
                                REGISTERED OFFICE

         The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company. .

                                  ARTICLE III
                                    PURPOSES

         The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV
                                  CAPITAL STOCK

         The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 54,664,362 shares, divided into classes as follows:

                  2,164,362 shares shall be shares of Series A Convertible Preferred Stock, with a par value of $.01 per share (the "Series A Convertible Preferred Stock");

                  17,500,000 shares shall be shares of Preferred Stock, with a par value of $.01 per share (the "Blank Check Preferred Stock"); and

                  35,000,000 shares shall be shares of Common Stock, with a par value of $.01 per share (the "Common Stock");
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The following is a statement of the powers, preferences, rights, qualifications, limitations and restrictions of the Series A Convertible Preferred Stock, the Blank Check Preferred Stock and the Common Stock:

         PART A - Series A Convertible Preferred Stock

              1. Number of Shares. The series of Preferred Stock designated and known as "Series A Convertible Preferred Stock" shall consist of 2,164,362 shares.

              2. Voting. Except as otherwise may be provided in these terms of the Series A Convertible Preferred Stock or by law, the Series A Convertible Preferred Stock and all other classes and series of stock of the Corporation otherwise entitled to vote shall vote together as a single class on all actions to be taken by the stockholders of the Corporation. Each share of Series A Convertible Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the nearest whole number of shares of Common Stock into which each share of Series A Convertible Preferred Stock is then convertible.

              3. Dividends. The holders of the Series A Convertible Preferred Stock shall be entitled to receive, out of funds legally available therefor, when and if declared by the Board of Directors, any dividend on or with respect to Common Stock (other than a dividend payable solely in shares of Common Stock) in an amount equal to the product obtained by multiplying the dividend declared or payable on each share of Common Stock times the nearest whole number of shares of Common Stock into which each share of Series A Convertible Preferred Stock is then convertible.

              4. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation (other than in connection with a reorganization of the Corporation in which the rights and preferences of the Series A Convertible Preferred Stock are not adversely affected), whether voluntary or involuntary, the holders of Series A Convertible Preferred Stock shall be entitled, before any distribution or payment is made upon any stock ranking on liquidation junior to the Series A Convertible Preferred Stock, to be paid an amount equal to $2.9466849 per share of Series A Convertible Preferred Stock up to an aggregate maximum of $6,377,693 (in the aggregate, the "Liquidation Preference") (such amount payable with respect to one share of Series A Convertible Preferred Stock sometimes shall be referred to as the "Liquidation Payment"); provided, however, that the Liquidation Preference shall be automatically reduced in an aggregate amount equal to any dividends paid to the holders of Series A Convertible Preferred Stock and the Liquidation Payment shall be reduced on a per share basis for such payment of dividends. If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series A Convertible Preferred Stock shall be insufficient to permit payment to the holders of the Series A Convertible Preferred Stock of the full Liquidation Preference, then the entire assets of the Corporation legally available for distribution shall be distributed ratably among the holders of Series A Convertible Preferred Stock. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Series A Convertible Preferred Stock shall have been paid the full Liquidation Preference, the remaining net assets of the Corporation may be distributed to the holders of stock ranking on liquidation junior to the Series A Convertible Preferred Stock. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Payment and the place where said Liquidation Payment shall be payable, shall be given by mail, postage prepaid, or by telex to non-U.S. residents, not less than 20 days prior to the payment date stated therein, to the holders of record of Series A Convertible Preferred Stock, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.
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              5.   Restrictions. At any time when shares of Series A Convertible
Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Certificate of Incorporation, and in addition to any other vote required by law or the Certificate of Incorporation, without the approval of the holders of at least two-thirds of the then outstanding shares of Series A Convertible Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series, the Corporation will not:

                  5A. Create or authorize the creation of any additional class or series of shares of stock unless the same ranks junior to the Series A Convertible Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, or increase the authorized amount of the Series A Convertible Preferred Stock or increase the authorized amount of any additional class or series of shares of stock unless the same ranks junior to the Series A Convertible Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation, or create or authorize any obligation or security convertible into shares of Series A Convertible Preferred Stock or into shares of any other class or series of stock unless the same ranks junior to the Series A Convertible Preferred Stock as to the distribution of assets on the liquidation, dissolution or winding up of the Corporation; or

                  5B. Redeem or otherwise acquire any shares of Series A Convertible Preferred Stock, except as expressly authorized in paragraph 7 hereof or pursuant to a purchase offer made pro rata to all holders of the shares of Series A Convertible Preferred Stock on the basis of the aggregate number of outstanding shares of Series A Convertible Preferred Stock then held by each such holder.

              6. Conversions. The holders of shares of Series A Convertible Preferred Stock shall have the following conversion rights:

                  6A. Right to Convert. Subject to the terms and conditions of this paragraph 6, the holder of any share or shares of Series A Convertible Preferred Stock shall have the right, at its option at any time, to convert any such shares of Series A Convertible Preferred Stock (except that upon any liquidation of the Corporation the right of conversion shall terminate at the close of business on the business day fixed for payment of the Liquidation Payment) into an equal number of fully paid and nonassessable shares of Common Stock, subject to adjustment as provided in subparagraphs 6D and 6E. Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Series A Convertible Preferred Stock into Common Stock and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Series A Convertible Preferred Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

                  6B. Issuance of Certificates; Time Conversion Effected. Promptly after the receipt of the written notice referred to in subparagraph 6A and surrender of the certificate or certificates for the share or shares of Series A Convertible Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Series A Convertible Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected as of the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Series A Convertible Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

                  6C. Fractional Shares; Dividends; Partial Conversion. No fractional shares shall be issued upon conversion of Series A Convertible Preferred Stock into Common Stock and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. At the time of each conversion, the Corporation shall pay in cash an amount equal to all dividends accrued and unpaid on the shares of Series A Convertible Preferred Stock surrendered for conversion to the date upon which such conversion is deemed to take place as provided in subparagraph 6B. In case the number of shares of Series A Convertible Preferred Stock represented by the certificate or certificates surrendered pursuant to subparagraph 6A exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series A Convertible Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional share of Common Stock would, except for the provisions of the first sentence of this subparagraph 6C, be delivered upon such conversion, the Corporation, in lieu of delivering such fractional share, shall pay to the holder surrendering the Series A Convertible Preferred Stock for conversion an amount in cash equal to the current market price of such fractional share as determined in good faith by the Board of Directors of the Corporation.

                  6D. Subdivision or Combination of Common Stock. In case the Corporation shall at any time subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the number of shares of Common Stock issuable upon conversion of each share of Series A Convertible Preferred Stock shall be increased in proportion to such increase in outstanding shares, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the number of shares of Common Stock issuable upon conversion of each share of Series A Convertible Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                  6E. Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Series A Convertible Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Series A Convertible Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

                  6F. Certain Notices. In case at any time:

                           (1) the Corporation shall declare any dividend upon
its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

                           (2) the Corporation shall offer for subscription pro
rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

                           (3) there shall be any capital reorganization or
reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into, or a sale of all or substantially all its assets to, another entity or entities; or

                           (4) there shall be a voluntary or involuntary
dissolution, liquidation or winding up of the Corporation;

then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, or by telex to non U.S. residents, addressed to each holder of any shares of Series A Convertible Preferred Stock at the address of such holder as shown on the books of the corporation, (a) at least 20 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 20 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

                  6G. Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon the conversion of Series A Convertible Preferred Stock as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Series A Convertible Preferred Stock. The Corporation covenants that, assuming the receipt by the Corporation of the consideration therefor, all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable.

                  6H. No Reissuance of Series A Convertible Preferred Stock. Shares of Series A Convertible Preferred Stock which are converted into shares of Common Stock as provided herein shall be canceled and shall not be reissued.

                  6I. Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Series A Convertible Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series A Convertible Preferred Stock in any manner which interferes with the timely conversion of such Series A Convertible Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

                  6J. Mandatory Conversion. If the closing share price of Common Stock listed on the NASDAQ National Market System equals or exceeds $4.50 per share for a period of forty-five (45) consecutive business days, all outstanding shares of Series A Convertible Preferred Stock shall automatically convert to shares of Common Stock.

              7. Redemption. The shares of Series A Convertible Preferred Stock shall be redeemed as follows:

                  7A. Redemption at Holders' Option. In the event the Corporation enters into a merger, consolidation, recapitalization, reorganization or any other transaction pursuant to which the Series A Convertible Preferred Stock would be converted into or exchanged for: (i) preferred stock with lesser rights or a lesser Liquidation Preference; or (ii) for common stock that in the aggregate has a lesser aggregate fair market value than the Liquidation Preference; or (iii) for an aggregate amount of cash that is less than the Liquidation Preference; then on the written request (the "Holder Redemption Request") of the holders of at least 66 2/3% of the outstanding shares of Series A Convertible Preferred Stock, then at or before the closing of such transaction, the Corporation shall redeem from each holder of shares of Series A Convertible Preferred Stock all of the shares of Series A Convertible Preferred Stock held by such holder for an aggregate amount equal to the Liquidation Preference.

                  7B. Redemption at Corporation's Option. Upon at least sixty
(60) days' prior written notice, the Corporation may redeem effective at any time on or after June 23, 2001, from each holder of shares of Series A Convertible Preferred Stock all of the shares of Series A Convertible Preferred Stock held by such holder.

                  7C. Redemption Price and Payment. The Series A Convertible Preferred Stock to be redeemed pursuant to Subparagraph 7B shall be redeemed by paying for each share in cash an amount equal to the Liquidation Payment, such amount also being referred to as the "Redemption Price". Such payment shall be made in full to the holders entitled thereto.

                  7D. Redemption Mechanics. At least 20 but not more than 30 days prior to the date of any redemption (the "Redemption Date"), written notice (the "Redemption Notice") shall be given by the Corporation by mail, postage prepaid, or by telex to non-U.S. residents for which telex instructions shall have been provided to the Corporation for such purpose, to each holder of record (at the close of business on the business day next preceding the day on which the Redemption Notice is given) of shares of Series A Convertible Preferred Stock notifying such holder of the redemption and specifying the Redemption Price, the Redemption Date and the place where said Redemption Price shall be payable. The holders of at least 66-2/3% of the Series A Convertible Preferred Stock may rescind any Holder Redemption Request at any time prior to the close of business on the 10th day after receipt of the Redemption Notice by giving written notice of rescission to the Corporation; provided, that the holders of Series A Convertible Preferred Stock may not thereafter submit a subsequent Holder Redemption Request in respect of the same transaction. The Redemption Notice shall be addressed to each holder at his address as shown by the records of the Corporation. From and after the close of business on the Redemption Date, unless there shall have been a default in the payment of the Redemption Price, all rights of holders of shares of Series A Convertible Preferred Stock (except the right to receive the Redemption Price) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series A Convertible Preferred Stock on the Redemption Date are insufficient to redeem the total number of outstanding shares of Series A Convertible Preferred Stock, the holders of shares of Series A Convertible Preferred Stock shall share ratably in any funds legally available for redemption of such shares according to the respective amounts which would be payable with respect to the full number of shares owned by them if all such outstanding shares were redeemed in full. The shares of Series A Convertible Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Series A Convertible Preferred Stock, such funds will be used, at the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are then legally available, on the basis set forth above.

                  7E. Redeemed or Otherwise Acquired Shares to be Retired. Any shares of Series A Convertible Preferred Stock redeemed pursuant to this paragraph 7 or otherwise acquired by the Corporation in any manner whatsoever shall be canceled and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of Series A Convertible Preferred Stock.

         PART B - Blank Check Preferred Stock

              1. Designation and Amount. The designation of this class of capital stock shall be "Blank Check Preferred Stock," par value $.01 per share. Subject to the provisions of this Article IV and the express provisions of each series of Blank Check Preferred Stock, the Board of Directors is hereby empowered to cause the Corporation to issue from time to time, in one or more series, up to 17,500,000 shares of Blank Check Preferred Stock.

              2. Rights. The powers, designations, preferences, terms, conditions, privileges and other rights of each series of Blank Check Preferred Stock shall be determined by the Board of Directors in accordance with Section 151 of the Delaware General Corporation Law, subject to the provisions of Part A, Paragraph 5A of this Article IV. Except in respect of the particulars fixed by the Board of Directors for each such series, all Blank Check Preferred Stock shall be of equal rank and identical.

         PART C - Common Stock

              1. Designation and Amount. The designation of this class of capital stock shall be "Common Stock," par value $.01 per share ("Common Stock"). The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of the majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

              2. Voting. Each share of Common Stock shall have one vote upon all matters to be voted on by the holders of Common Stock, which voting rights shall not be cumulative.

              3. Other Rights. Each share of Common Stock shall be entitled to participate equally in all dividends payable with respect to the Common Stock and to share ratably, subject to the rights and preferences of the Series A Convertible Preferred Stock and/or any series of the Blank Check Preferred Stock, in all assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or upon any distribution of the assets of the Corporation.

                                   ARTICLE V
                          CERTAIN BUSINESS COMBINATIONS

         PART A - Vote Required for Certain Business Combinations.

              1. Required Vote for Certain Business Combinations. In addition to any affirmative vote required by law or by this Certificate of Incorporation, and except as otherwise expressly provided in Paragraph 2 of this Article V, Part A:

                   1A. any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation or entity (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of any Interested Stockholder; or

                   1B. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $5,000,000 or more; or

                   1C. the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $5,000,000 or more; or

                   1D. the adoption of any plan or proposal for the liquidation, dissolution or winding up of the Corporation proposed by or on behalf of any Interested Stockholder or any Affiliate of any Interested Stockholder; or

                   1E. any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder;

shall require, subject to Paragraph 2 of this Article V, Part A, the affirmative vote of the holders of at least two-thirds of the voting power of the then outstanding Voting Stock (as hereinafter defined), voting together as a single class at a duly constituted meeting of stockholders called expressly for such purpose. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law.

              2. Definition of "Business Combination. The term "Business Combination" as used in this Article V shall mean any transaction which is referred to in any one or more of Subparagraphs (1A) through (1E) of this Paragraph 1 of Article V, Part A.

         PART B - When Higher Vote is Not Required.

         The provisions of Paragraph 1 of this Article V, Part A, shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law and any other provision of this Certificate of Incorporation, if all of the conditions specified in either of the following Paragraph 1 or 2 or this Part B are met:

              1. Approval by Continuing Directors. The Business Combination shall have been approved by the affirmative vote of a majority of the Continuing Directors (as herein defined) then in office.

              2. Price and Procedure Requirements. All of the following conditions shall have been met:

                   2A. The aggregate amount of the cash and the Fair Market Value, as of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of common stock in such Business Combination shall be at least equal to the highest of the following:

                        (1) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of common stock acquired by it (1) within the two-year period immediately prior to and including the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Stockholder, whichever is higher; and

                        (2) the Fair Market Value per share of common stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Article V as the "Determination Date"), whichever is higher.

                   2B. The aggregate amount of the cash and the Fair Market Value, as of the date of the date of the consummation of the Business Combination, of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock in such Business Combination shall be at least equal to the highest of the following (it being intended that the requirements of this Subparagraph 2B shall be required to be met with respect to every other class of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):

                        (1) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it (1) within the two-year period immediately prior to and including the Announcement Date or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

                        (2) (if applicable) the highest preferential amount per share which the holders of shares of such class of Voting Stock are entitled to receive from the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

                        (3) the Fair Market Value per share of such class of voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

                   2C. The consideration to be received by holders of a particular class of outstanding Voting Stock shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by such Interested Stockholder.

                   2D. After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business
Combination: (a) there shall have been (1) no failure to declare and pay at regular dates therefor the full amount of any dividends (whether or not cumulative) payable on any class or series of preferred stock, except as approved by the affirmative vote of a majority of the Continuing Directors; (2) no reduction in the annual rate of dividends paid on the common stock (except as necessary to reflect any subdivision of the common stock), except as approved by the affirmative vote of a majority of the Continuing Directors; and (3) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the common stock, unless the failure so to increase such annual rate is approved by the affirmative vote of a majority of the Continuing Directors; and (b) such Interested Stockholder shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

                   2E. After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise, unless such transaction shall have been approved or ratified by the affirmative vote of a majority of the Continuing Directors after such person shall have become an Interested Stockholder.

                   2F. A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules and regulations) shall be mailed to public stockholders of the Corporation at least 20 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act, rules or regulations or subsequent provisions thereof).

         PART C - Certain Definitions.

         For the purposes of this Article V:

              1. A "person" shall mean an individual, a Group Acting in Concert, a corporation, a partnership, an association, a joint stock company, a trust, a business trust, a government or political subdivision, any unincorporated organization, or any other association or entity.

              2.   "Interested Stockholder" shall mean any person who or which:

                   2A. is the beneficial owner, directly or indirectly, of 15% or more of the voting power of the then outstanding shares of Voting Stock; or

                   2B. is an Affiliate of the Corporation and at any time within the two-year period immediately prior to and including the date in question was the beneficial owner, directly or indirectly, of 15% or more of the voting power of the then outstanding shares of Voting Stock; or

                   2C. is an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Voting Stock which were at any time within the two-year period immediately prior to and including the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933 (or any subsequent provisions replacing such Act or the rules and regulations promulgated thereunder) and such assignment or succession was not approved by a majority of the Continuing Directors;

provided, however, that the term "Interested Stockholder" shall not include (a) the Corporation; (b) any Subsidiary of the Corporation; (c) any person, directly or indirectly, owning of record or beneficially 100% of the issued and outstanding capital stock of the Corporation (other than directors' qualifying shares, if any); (d) any employee benefit plan or compensation arrangement of the Corporation or any Subsidiary of the Corporation; (e) any person holding shares of voting Stock organized, appointed or established by the Corporation or any Subsidiary for or pursuant to the terms of any such employee benefit plan or compensation arrangement; or (f) any Grandfathered Person unless such Grandfathered Person becomes, after the closing of the initial public offering of shares of common stock of the Corporation, the beneficial owner of more than the Grandfathered Percentage of the Voting Stock then outstanding. Any Grandfathered Person who becomes, after the close of business on the date of the closing of the initial public offering of shares of common stock of the Corporation, the beneficial owner of less than 15% of the voting power of the then outstanding shares of Voting Stock shall cease to be a Grandfathered Person.

Notwithstanding the foregoing, no person shall become an "Interested Stockholder" as the result of an acquisition of Voting Stock by the Corporation which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such person to 15% (or, if applicable, the Grandfathered Percentage with respect to such person) or more of the voting power of the then outstanding shares of Voting Stock; provided, however, that if a person shall become the beneficial owner of 15% (or, if applicable, the Grandfathered Percentage with respect to such person) or more of the voting power of the then outstanding shares of Voting Stock by reason of share purchases by the Corporation and shall, after such share purchases by the Corporation, become the beneficial owner of any additional shares of Voting Stock of the Corporation (other than any shares of Voting Stock issued to such person as a result of a stock dividend, stock split, reclassification, recapitalization, or other similar transaction involving the issuance of shares of Voting Stock on a pro rata basis to all holders of voting Stock), then such person shall be deemed to be an "Interested Stockholder" if immediately thereafter the voting power of the shares of Voting Stock beneficially owned by such person equals or exceeds 15% (or in the case of a Grandfathered Person, the Grandfathered Percentage with respect to such person) or more of the voting power of all of the shares of Voting Stock then outstanding.

              3. A person shall be deemed the "beneficial owner" of, and shall be deemed to beneficially own, any Voting Stock:

                   3A. which such person or any of such person's Affiliates or Associates, directly or indirectly, beneficially owns (as determined pursuant to Rule 13d-3 of the Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "1934 Act")); or

                   3B. which such person or any of its Affiliates or Associates, directly or indirectly, has or shares with respect to the Voting Stock (a) the right to acquire, or direct the acquisition of (whether such right is exercisable immediately, or only after the passage of time or upon the satisfaction of any conditions, or both), such Voting Stock pursuant to any agreement, arrangement, understanding or otherwise (whether or not in writing) (other than customary arrangements with and between underwriters and selling group members with respect to a bona fide public offering of securities) or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the "beneficial owner" of, or to "beneficially own," securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange, (b) the right to vote, or to direct the voting of, such Voting Stock pursuant to any agreement, arrangement, understanding or otherwise (whether or not in writing) (provided that a person shall not be deemed to be the beneficial owner of any securities if the agreement, arrangement or understanding to vote such security arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the Rules and Regulations promulgated under the 1934 Act and is not also then reportable by such person on Schedule 13D under the 1934 Act (or any comparable or successor report)), or (c) the right to dispose of, or to direct the disposition of, such Voting Stock pursuant to any agreement, arrangement, understanding or otherwise (whether or not in writing) (other than customary arrangement with and between underwriters and selling group members with respect to a bona fide public offering of securities ); or

                   3C. which is beneficially owned, directly or indirectly, by any other person (or any Affiliate or Associate thereof) with which such person or any of such person's Affiliates or Associates has any agreement, arrangement, understanding or otherwise (whether or not in writing) (other than customary arrangements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy described in Subparagraph 3B above) or disposing of any shares of Voting Stock.

provided, however, that (1) no person engaged in business as an underwriter of securities shall be deemed the beneficial owner of any securities acquired through such person's participation as an underwriter in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition and (2) no person who is a director or an officer of the Corporation shall be deemed, solely as a result of his or her participation as director or officer of the Corporation, the beneficial owner of any securities of the Corporation that are beneficially owned by any other director or officer of the Corporation.

                   3D. Notwithstanding anything in the definition of beneficial owner to the contrary, the phrase "then outstanding," when used with reference to a person's beneficial ownership of securities of the Corporation, shall mean the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such person would be deemed to own beneficially hereunder.

                   3E. "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 f the General Rules and Regulations under the 1934 Act (or any subsequent provisions replacing the 1934 Act or the rules and regulations promulgated thereunder); provided, however, that no person who is a director or officer of the Corporation shall be deemed an Affiliate or Associate of any other director or officer of the Corporation solely as a result of his or her position as a director or officer of the Corporation.

                   3F. "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in Paragraph 2 of this Part C, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

                   3G. "Continuing Director" means (i) any member of the Board of Directors of the Corporation who is not an Interested Stockholder of an Affiliate or Associate of an Interested Stockholder and was a member of the Board of Directors prior to the time that the interested Stockholder became an Interested Stockholder, and (ii) any person who subsequently becomes a member of the Corporation's Board of Directors who is not an Associate or Affiliate of an Interested Stockholder and is recommended or approved by the affirmative vote of a majority of the Continuing Directors.

                   3H.  "Fair Market Value" means:

                        (1) in the case of stock, the highest closing sale price during the 30-day period immediately prior to and including the date in question of a share of such stock on the principal United States securities exchange registered under the 1934 Act (or any subsequent provisions replacing such Act or rules or regulations promulgated thereunder) on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period immediately prior to and including the date in question on the National Association of Securities Dealers Automated Quotation System or any comparable value system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the affirmative vote of a majority of the Continuing Directors of the Board of Directors in good faith; and

                        (2) in the case of property other than cash or stock, the fair market value of such property on the date in question is determined by an affirmative vote of a majority of the Continuing Directors of the Board of Directors in good faith.

                   3I. "Group Acting in Concert" shall mean persons seeking to combine or pool their voting or other interests in the securities of the Corporation for a common purpose, pursuant to any contract, understanding or relationship, agreement or other arrangement, whether written, oral or otherwise, or any "group of persons" as defined under Section 13(d) of the 1934 Act (or any subsequent provisions replacing such Act or rules or regulations promulgated thereunder). When persons act together for any such purpose, their group is deemed to have acquired their stock.

                   3J. In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in this Article V shall include the shares of common stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

                   3K. "Voting Stock" shall mean the outstanding shares of capital stock of the Corporation entitled, at the time, to vote generally in the election of Directors.

                   3L. "Grandfathered Percentage" shall mean , with respect to any Grandfathered Person, the percentage of the voting power of the then outstanding shares of Voting Stock that such Grandfathered Person beneficially owns as of the close business on the date of the closing of the initial public offering of shares of common stock of the Corporation in the fall of 1993 plus an additional two (2) percentage points; provided, however, that in the event the underwriters exercise their over-allotment option in connection with this initial public offering of shares of common stock, the Grandfathered Percentage shall, from and after the closing of such over-allotment option, mean, with respect to any Grandfathered Person, the percentage of the voting power of the then outstanding shares of Voting Stock that such Grandfathered Person beneficially owns as of the close of business on the date of the closing of the over-allotment option plus an additional two (2) percentage points; and provided, further, that, in the event of any Grandfathered Person shall sell, transfer or otherwise dispose of any outstanding shares of Voting Stock after the close of business on the date of the closing of the initial public offering of the Corporation's common stock in the fall of 1993, the Grandfathered Percentage shall, subsequent to such sale, transfer or disposition, mean, with respect to such Grandfathered Person, the lesser of (i) the Grandfathered Percentage as in effect immediately prior to such sale, transfer, or disposition or (ii) the percentage of the voting power of the then outstanding shares of Voting Stock that such Grandfathered Person beneficially owns immediately following such sale, transfer or disposition plus an additional two (2) percentage points.

                   3M. "Grandfathered Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, is, as of the close of business on the date of the closing of the initial public offering of shares of common stock of the Corporation in the fall of 1993, the beneficial owner of 15% or more of the voting power of the then outstanding Voting Stock at such time.

                   3N. The term "voting power" shall mean, with respect to each outstanding share of capital stock of the Corporation, the number of votes of which a holder of such share shall be entitled, at the time, to vote generally in the election of the Directors.

         PART D - PARD. Powers of the Board of Directors.

         A majority of the Directors of the Corporation, unless there is an Interested Stockholder, in which case a majority of the Continuing Directors then in office, shall have the power to determine for the purposes of this
Article V, on the basis of information known to them after reasonable inquiry,
(i) whether a person is an Interested Stockholder, (ii) the number or percentage of shares of Voting Stock or other equity securities beneficially owned by any person, (iii) whether a person is an Affiliate or Associate of, or is affiliated or associated with, another person, (iv) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination, has, an aggregate Fair Market Value of $5,000,000 or more, (v) whether the requirements of Part B of this Article V have been met with respect to any Business Combination, and (vi) any other matters of interpretation arising under this Article V. The good faith determination by the affirmative vote of a majority of the Directors, or, if there is an Interested Stockholder, by the affirmative vote of a majority of the Continuing Directors then in office, on such matters shall be conclusive and binding for all purposes of this Article V.

         PART E - No Effect on Fiduciary Obligations of Interested Stockholders.

         Nothing contained in this Article V shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

                                   ARTICLE VI
                               STOCKHOLDER ACTION

         Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders or by a consent in writing signed by the holders of all of the outstanding shares authorized to vote at such meeting. Except as otherwise required by law, special meetings of the stockholders of the Corporation may be called only by (i) the Board of Directors pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office, (ii) the Chairman of the Board, if one is elected, or (iii) the President; provided, however, that, if at the time of any such call there is an Interested Stockholder, such call shall also require the affirmative vote of a majority of the Continuing Directors then in office. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation, unless otherwise provided by law. Advance notice of any matters which stockholders intend to propose for action at an annual meeting shall be given in the manner provided in the By-Laws.

                                  ARTICLE VII
                                    DIRECTORS

              1. General. All power of the Corporation shall be exercised by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

              2. Election of Directors. Election of Directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

              3.   Number, Election and Terms.

                   3A.  Except as otherwise fixed pursuant to the provisions of
Article IV hereof relating to the rights of the holders of any class or series of preferred stock to elect Directors, the number of Directors of the Corporation shall be fixed exclusively by resolution duly adopted from time to time by the affirmative vote of at least two-thirds of the Board of Directors. The Directors, other than those who may be elected by the holders of any class or series of preferred stock, shall be classified, with respect to the time for which they severally hold office, into two classes, as nearly equal in number as possible as determined by the Board of Directors, with one class to be elected annually.

                   3B. Commencing at the effective time of the merger of Strategic Diagnostics Inc. ("SDI") and EnSys Environmental Products, Inc. ("EnSys"), with the Corporation as the surviving corporation, and continuing through the 1998 annual meeting of stockholders of the Corporation, the Board of Directors shall consist of seven (7) members. The initial Board of Directors shall be elected as follows: EnSys and SDI will each select three (3) members of the Board of Directors and the remaining member of the Board of Directors will be selected by The Perkin-Elmer Corporation (the "Perkin-Elmer Corporation"). The Directors of the Corporation shall hold office as follows: the Class I Directors shall hold office for a term expiring at the 1997 annual meeting of the stockholders and the Class II Directors shall hold office for a term expiring at the 1998 annual meeting of stockholders, with the members of each class to hold office until their respective successors are duly elected and qualified. At each annual meeting of the stockholders of the Corporation, Directors elected to succeed those whose terms are expiring at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the second year following the year of their election and until their respective successors are duly elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

              4. Stockholder Nominations of Director Candidates. Except as otherwise fixed pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class of series of preferred stock to elect Directors, advance notice of nominations for the election of Directors, other than by the Board of Directors or a committee thereof, shall be given in the manner provided in the By-Laws. Notwithstanding the foregoing, all Class I Directors holding office at the time of the 1997 annual meeting shall automatically be nominated, subject to such director's consent, to serve an additional two (2) year term expiring at the 1999 annual meeting of the stockholders of the Corporation and all Class II Directors holding office at the time of the 1998 annual meeting shall automatically be nominated, subject to such director's consent, to serve an additional two (2) year term expiring at the 2000 annual meeting of the stockholders of the Corporation.

              5. Vacancies and Newly Created Directorships. Except as otherwise fixed pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of preferred stock to elect Directors, any vacancy occurring in the Board of Directors, including any vacancy created by reason of a newly created directorship resulting in an increase in the number of directors or any vacancy resulting from death, resignation, disqualification, removal or other causes, shall be filled solely by the affirmative vote of a majority of the remaining Directors then in office, if a quorum is present; provided, however, that, if there is an Interested Stockholder at the time of such vote, the filling of such vacancy shall also require the affirmative vote of a majority of the Continuing Directors then in office. Notwithstanding anything contained herein to the contrary, any Director that voluntarily leaves office may vote on his or her replacement. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director's successor shall have been duly elected and qualified. When the number of Directors is increase or decreased, the Board of Directors shall determine the class or classes to which the increased or decreased number of Directors shall be apportioned. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled.

              6. Removal. Except as otherwise fixed pursuant to the provisions of Article IV hereof relating to the rights of the holders of any class or series of preferred stock to elect Directors, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office only with cause and by the affirmative vote of at least two-thirds of the total votes which would be eligible to be cast by stockholders in the election of such Director at a duly constituted meeting of stockholders called expressly for such purpose. A Director may not be removed from office without cause. At least 30 days prior to any meeting of stockholders at which it is proposed that any Director be removed from office, written notice shall be sent to the Director whose removal will be considered at the meeting.

                                  ARTICLE VIII
                             LIMITATION OF LIABILITY

         A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the Director derived an improper personal benefit. If the General Corporation Law of Delaware is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

         Any repeal or modification of this Article VIII (i) by the stockholders of the Corporation, or (ii) by an amendment to the General Corporation Law of Delaware shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring either before or after such repeal or modification of a person serving as a Director at the time of such repeal or modification.

                                   ARTICLE IX
       STANDARDS FOR BOARD OF DIRECTORS' EVALUATION OF OFFERS OR PROPOSALS


         The Board of Directors of the Corporation, when evaluating any offer or proposal of any person to (i) make a tender or exchange offer for any equity security of the Corporation or any subsidiary, (ii) merge or consolidate the Corporation or any subsidiary with another person, or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation or any subsidiary, may, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its stockholders, give due consideration to all relevant factors, including without limitation, (a) the social and economic effects of acceptance of such offer or proposal on the employees of the Corporation and its subsidiaries, the suppliers, creditors, and customers of the Corporation and its subsidiaries, and the state, region, and communities in which the Corporation and its subsidiaries operate and are located, and (b) the long-term and short-term interests of the Corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the Corporation.

                                   ARTICLE X
                              AMENDMENT OF BY-LAWS

         The Board of Directors shall have the power to adopt, alter, amend and repeal the By-Laws of the Corporation. Any By-Laws of the Corporation adopted by the Directors under the powers conferred hereby may be altered, amended or repealed by the Directors or the stockholders. Notwithstanding the foregoing or any other provisions of this Certificate of Incorporation or the By-Laws of the Corporation to the contrary, such action by the Board of Directors shall require the affirmative vote of at least two-thirds of the Directors then in office. Notwithstanding the foregoing or any other provisions of this Certificate of Incorporation or the By-Laws of the Corporation to the contrary, any action by the stockholders to alter, amend or repeal the By-Laws of the Corporation shall require the affirmative vote of at least two-thirds of the total votes eligible to be cast by stockholders with respect to such alteration, amendment or repeal, voting together as a single class, at a duly constituted meeting of stockholders called expressly for such purpose.

                                   ARTICLE XI
                    AMENDMENT OF CERTIFICATE OF INCORPORATION

         The Corporation reserves the right to repeal, alter or amend this Certificate of Incorporation in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation. No repeal, alteration or amendment of this Certificate of Incorporation shall be made unless the same is first approved by the Board of Directors of the Corporation pursuant to a resolution adopted by the affirmative vote of a majority of the Directors then in office, and thereafter approved by the stockholders.